As filed with the Securities and Exchange Commission on June 1, 2007
Registration No. 333-_____

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT
Under
The Securities Act of 1933
NUANCE COMMUNICATIONS, INC.
(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	94-3156479 (I.R.S. Employer Identification Number)
1 Wayside Road
Burlington, Massachusetts 01803
(781) 565-5000
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)
BEVOCAL, INC. 1999 STOCK OPTION/STOCK ISSUANCE PLAN
(Full title of the Plan)
James R. Arnold
Chief Financial Officer
Nuance Communications, Inc.
1 Wayside Road
Burlington, Massachusetts 01803
(781) 565-5000
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copies to:

Jo-Anne Sinclair, Esq. Vice President and General Counsel Nuance Communications, Inc. 1 Wayside Road Burlington, Massachusetts 01803 (781) 565-5000	Robert Sanchez, Esq. Wilson Sonsini Goodrich & Rosati Professional Corporation 650 Page Mill Road Palo Alto, CA 94304-1050 (650) 493-9300
CALCULATION OF REGISTRATION FEE

	Amount	Proposed Maximum	Proposed Maximum
Title of Securities to	to be	Offering Price	Aggregate	Amount of
be Registered	Registered(1)	Per Share(2)	Offering Price	Registration Fee
Common Stock $0.001 par value to be issued upon the exercise of options resulting from the assumption of BeVocal, Inc. options granted under the BeVocal, Inc. 1999 Stock Option/Stock Issuance Plan	640,284	$5.28	$3,380,700	$103.79

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall be deemed to cover any additional shares of the Registrant’s Common Stock that become issuable under the above listed plans by reason of any stock dividend, stock split, recapitalization or similar transaction effected without the Registrant’s receipt of consideration that results in an increase in the number of the Registrant’s outstanding shares of Common Stock.
(2)	Estimated in accordance with Rule 457(h) under the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee on the basis of the weighted average exercise price per share.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
Item 1.   Plan Information.*
Item 2.   Registrant Information and Employee Plan Annual Information.*
          *Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act, and the “Note” to Part I of Form S-8.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3.   Incorporation of Documents by Reference.
          The following documents, which have been previously filed with the Commission, are hereby incorporated by reference in the Registration Statement:
(a)	The Registrant’s Annual Report on Form 10-K/A for the period ended September 30, 2006 filed with the Commission on December 15, 2006, as amended on December 15, 2006 and January 29, 2007.
(b)	All other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than information contained in Current Reports on Form 8-K that is deemed furnished and not filed), since September 30, 2006.
(c)	The description of the Registrant’s Common Stock to be offered hereby is contained in the Registrant’s Registration Statement on Form 8-A filed with the Commission on October 20, 1995 and any further amendment or report filed with the Commission for the purpose of updating such description.
          All documents filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the effectiveness of this Registration Statement and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents. Unless expressly incorporated into this Registration Statement, a report furnished on Form 8-K shall not be incorporated by reference into this Registration Statement.
Item 4.   Description of Securities.
          Not applicable.
Item 5.   Interests of Named Experts and Counsel.
          The validity of the securities being registered pursuant to this Registration Statement has been passed upon for Nuance Communications, Inc. by Garrison R. Smith, Esq., Director, Corporate Legal Services of Nuance. Mr. Smith is paid a salary by Nuance, is a participant in various employee benefit plans offered to employees of Nuance generally, and has options to purchase shares of Nuance Common Stock.
Item 6.   Indemnification of Directors and Officers.
          Section 145(a) of the General Corporation Law of the State of Delaware (“Delaware Corporation Law”) provides, in general, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), because the person is or was a director, officer, employee or agent of the corporation. Such indemnity may be against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and if, with respect to any criminal action or proceeding, the person did not have reasonable cause to believe the person’s conduct was unlawful.
          Section 145(b) of the Delaware Corporation Law provides, in general, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor because the person is or was a director, officer, employee or agent of the corporation, against any expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, subject to certain additional limitations.
          Section 145(g) of the Delaware Corporation Law provides, in general, that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation against any liability asserted against the person in any such capacity, or arising out of the person’s status as such, whether or not the corporation would have the power to indemnify the person against such liability under the provisions of the law.
          Article XI of the Restated Certificate of Incorporation, as amended, of the Registrant authorizes the Registrant, subject to certain limited exceptions, to indemnify its directors and officers to the fullest extent permitted by the Delaware Corporation Law. Article II, Section 6 of the Amended and Restated Bylaws of the Registrant, however, require the Registrant to indemnify its directors and officers to the fullest extent permitted by the Delaware Corporation Law. The directors and officers of the Registrant are insured under policies of insurance maintained by the Registrant, subject to the limits of the policies, against certain losses arising from any claims made against them by reason of being or having been such directors or officers. In addition, the Registrant has entered into contracts with certain of its directors providing for indemnification of such persons by the Registrant to the full extent authorized or permitted by law, subject to certain limited exceptions.
Item 7.   Exemption from Registration Claimed.
          Not Applicable.
Item 8.   Exhibits.

Exhibit Number	Exhibit Document
4.1	BeVocal, Inc. 1999 Stock Option/Stock Issuance Plan
4.2	Form of BeVocal, Inc. Stock Option Agreement
5.1	Legal Opinion of Garrison Smith, Director, Corporate Legal Services of Nuance Communications, Inc.
23.1	Consent of BDO Seidman, LLP
23.2	Consent of Garrison Smith, Director, Corporate Legal Services of Nuance Communications, Inc. (contained in Exhibit 5.1 hereto)
24.1	Power of Attorney (see signature page)
Item 9.   Undertakings.
          A. The undersigned Registrant hereby undertakes:
(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;
(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
Provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.
(2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
          B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.
          C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission, such indemnification as against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
          Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Burlington, Commonwealth of Massachusetts, on May 31, 2007.

Nuance Communications, Inc.
By:	/s/ Paul Ricci
Paul A. Ricci
Chairman of the Board and Chief Executive Officer

POWER OF ATTORNEY
          KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Paul A. Ricci and James R. Arnold, Jr., jointly and severally, as such person’s attorneys-in-fact, each with the power of substitution, for such person in any and all capacities, to sign any amendments to this Registration Statement on Form S-8, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.
          Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Paul A. Ricci Paul A. Ricci	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	May 31, 2007
/s/ James R. Arnold, Jr. James R. Arnold, Jr.	Senior Vice President and Chief Financial Officer (Principal Financial Officer)	May 31, 2007
/s/ Steven E. Hebert Steven E. Hebert	Chief Accounting Officer (Principal Accounting Officer)	May 31, 2007
/s/ Charles Berger Charles Berger	Director	May 31, 2007
/s/ Robert J. Frankenberg Robert J. Frankenberg	Director	May 31, 2007
/s/ Jeffrey Harris Jeffrey Harris	Director	May 31, 2007
/s/ William H. Janeway William H. Janeway	Director	May 31, 2007
/s/ Katharine A. Martin Katharine A. Martin	Director	May 31, 2007
/s/ Mark B. Myers Mark B. Myers	Director	May 31, 2007
/s/ Philip Quigley Philip Quigley	Director	May 31, 2007
/s/ Robert G. Teresi Robert G. Teresi	Director	May 31, 2007

INDEX TO EXHIBITS

Exhibit Number	Exhibit Document
4.1	BeVocal, Inc. 1999 Stock Option/Stock Issuance Plan
4.2	Form of BeVocal, Inc. Stock Option Agreement
5.1	Legal Opinion of Garrison Smith, Director, Corporate Legal Services of Nuance Communications, Inc.
23.1	Consent of BDO Seidman, LLP
23.2	Consent of Garrison Smith, Director, Corporate Legal Services of Nuance Communications, Inc. (contained in Exhibit 5.1 hereto)
24.1	Power of Attorney (see signature page)